UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2013

SPS COMMERCE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34702	41-2015127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 South Seventh Street, Suite 1000 Minneapolis, MN	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 435-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 19, 2013, we entered into an underwriting agreement with Stifel, Nicolaus & Company, Incorporated acting severally on behalf of itself and the underwriters named in Schedule I thereto, pursuant to which we agreed to sell, and the underwriters agreed to purchase for resale to the public, subject to the terms and conditions expressed therein, 750,000 shares of our common stock at a price to the public of $67.00 per share. Pursuant to the underwriting agreement, we also granted to the underwriters a 30-day option to purchase up to an additional 112,500 shares from us to cover any over-allotments. We expect the offering to close on or about November 25, 2013, subject to the satisfaction of customary closing conditions, and expect that the net proceeds from the offering will be approximately $47.5 million after deducting the estimated underwriting discount and the estimated offering expenses payable by our company. The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The shares are being offered and sold pursuant to a prospectus supplement dated November 20, 2013 and an accompanying base prospectus dated November 18, 2013, pursuant to our shelf registration statement on Form S-3 (File No. 333-192392) which became automatically effective upon filing on November 18, 2013. The opinion of our counsel regarding the validity of the shares is filed herewith as Exhibit 5.1.

The foregoing description of the underwriting agreement is not complete and is qualified in its entirety by reference to the full text of the underwriting agreement, a copy of which is filed as Exhibit 1.1 to this current report on Form 8-K and is incorporated by reference herein. The underwriting agreement has been filed with this current report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about our company. The representations, warranties and covenants contained in the underwriting agreement were made only for purposes of such agreement and as of specific dates and were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the underwriting agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of our company or any of our subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the underwriting agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Item 8.01. Other Events.

On November 20, 2013, we issued a press release announcing the pricing of the offering referred to under Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

1.1	Underwriting Agreement, dated as of November 19, 2013, by and between SPS Commerce, Inc. and Stifel, Nicolaus & Company, Incorporated acting severally on behalf of itself and the underwriters named in Schedule I thereto

5.1	Opinion of Faegre Baker Daniels LLP

23.1	Consent of Faegre Baker Daniels LLP (included as part of Exhibit 5.1)

99.1	Press Release entitled “SPS Commerce Announces Pricing of Public Offering of Common Stock”

Forward Looking Statements

This current report on Form 8-K, including its exhibits, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding the completion and anticipated proceeds of the offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various factors, including, without limitation, risks and uncertainties related to our business and the satisfaction of the conditions of the closing of the offering. The forward-looking statements contained herein are also subject to risks and uncertainties that are described in the “Risk Factors” sections and elsewhere in the prospectus supplement and the base prospectus, and in our most recent annual report on Form 10-K and our subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation (and expressly disclaim any such obligation) to update publicly any forward-looking statements whether as a result of the receipt of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPS COMMERCE, INC.

Date: November 20, 2013	By:	/s/ Kimberly K. Nelson
Kimberly K. Nelson
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Description	Manner of Filing

1.1	Underwriting Agreement, dated as of November 19, 2013, by and between SPS Commerce, Inc. and Stifel, Nicolaus & Company, Incorporated acting severally on behalf of itself and the underwriters named in Schedule I thereto	Filed Electronically

5.1	Opinion of Faegre Baker Daniels LLP	Filed Electronically

23.1	Consent of Faegre Baker Daniels LLP	Included in Exhibit 5.1

99.1	Press Release entitled “SPS Commerce Announces Pricing of Public Offering of Common Stock”	Filed Electronically